     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 9, 1997
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                             MIRAGE HOLDINGS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                                --------------

    NEVADA                             2335                             95-4627685
 (STATE OR OTHER            (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  JURISDICTION OF           CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)
 INCORPORATION OR
   ORGANIZATION)

                                --------------

       225 SANTA MONICA BOULEVARD, SUITE 410                  225 SANTA MONICA BOULEVARD, SUITE 410
               SANTA MONICA, CA 90401                                SANTA MONICA, CA 90401
                   (310) 395-3155                                        (310) 395-3155
          (ADDRESS AND TELEPHONE NUMBER OF                  (ADDRESS OF PRINCIPAL PLACE OF BUSINESS)
            PRINCIPAL EXECUTIVE OFFICE)

                                --------------
                            PARACORP, INCORPORATED
   318 NORTH CARSON STREET, SUITE 208, CARSON CITY, NV 89701, (888) 972-7273
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                --------------
                                  COPIES TO:

                           LAWRENCE W. HORWITZ, ESQ.
                                HORWITZ & BEAM
        TWO VENTURE PLAZA, SUITE 350, IRVINE, CA 92618, (714) 453-0300

                                --------------
 APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 343, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                             NUMBER OF   PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES TO BE   SHARES TO BE  OFFERING PRICE       AGGREGATE       REGISTRATION
                REGISTERED                   REGISTERED    PER UNIT(1)    OFFERING PRICE(1)(2)     FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value................     342,857        $5.15            $1,765,714       $  535.06
-----------------------------------------------------------------------------------------------------------
Representative Warrants(3)................     342,857          --                    --              --
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value, underlying
 Representative Warrants(4)...............     342,857        $6.30            $2,159,999       $  654.55
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value, underlying
 warrants(3)..............................     342,857        $0.10            $   34,286       $   10.39
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value, issued in
 connection with bridge financing(6)......     500,000        $3.50            $1,750,000       $  530.30
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value, underlying
 warrants issued in connection with bridge
 financing(8).............................     500,000        $0.75            $  375,000       $  113.64
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value, underlying
 options issued pursuant to Employee Stock
 Option Plan(8)...........................     500,000        $0.01            $    5,000       $    1.52
-----------------------------------------------------------------------------------------------------------
Total.....................................   2,538,571                         $6,089,999       $1,845.46
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.
(2) The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
(3) Represents Common Stock Purchase Warrants issuable to Veera Capital, Inc. as representative of the several underwriters ("Representative Warrants").
(4) Represents Common Stock issuable upon exercise of the Representative Warrants pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional Common Shares which may become issuable by reason of the antidilution provisions of the Representative Warrants.
(5) Represents Common Stock issuable upon exercise of Warrants (the "Unit Warrants") issued in connection with this Offering. Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers any additional common shares which may become issuable by reason of the anti-dilution provisions of the Unit Warrants. Registration fee calculated pursuant to Rule 457(g).
(6) Represents Common Stock issued in connection with bridge loan financing to the Company.
(7) Represents Common Stock issuable upon exercise of Warrants (the "Bridge Warrants") issued in connection with bridge loan financing to the Company. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidilution provisions of the Bridge Warrants. Registration fee calculated to Rule 457(g)(1).
(8) Registration fee calculated pursuant to Rule 457(h)(1).

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             MIRAGE HOLDINGS, INC.

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATIONS S-B SHOWING LOCATION IN
          THE PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

     FORM SB-2 ITEM NUMBER AND CAPTION                  PROSPECTUS
     ---------------------------------                  ----------
  1. Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus...........................  Forepart of Registration Statement
                                             and Outside Front Cover Page
                                             of Prospectus
  2. Inside Front and Outside Back Cover
      Pages of Prospectus.................. Available Information;
                                             Incorporation of Certain
                                             Documents by Reference; Table of
                                             Contents
  3. Summary Information; Risk Factors..... Prospectus Summary; Risk Factors
  4. Use of Proceeds....................... Prospectus Summary; Business of
                                            the Company; Use of Proceeds
  5. Determination of Offering Price....... Risk Factors; Underwriting
  6. Dilution.............................. Dilution
  7. Selling Security Holders.............. Not Applicable
  8. Plan of Distribution.................. Underwriting
  9. Legal Proceedings..................... Not Applicable
 10. Directors, Executive Officers,
      Promoters and Control Persons........ Management and Principal
                                             Shareholders
 11. Security Ownership of Certain
      Beneficial Owners and Management..... Management and Principal
                                             Shareholders
 12. Description of Securities to be
     Registered............................ Description of Securities
 13. Interests of Named Experts and
     Counsel............................... Not Applicable
 14. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.......................... Indemnification of Directors and
                                             Officers
 15. Organization Within Last Five Years... Business of the Company
 16. Description of Business............... Business of the Company
 17. Management's Discussion and Analysis
     of Plan of Operation.................. Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations
 18. Description of Property............... Business of the Company
                                            (Properties)
 19. Certain Relationships and Related
     Transaction........................... Certain Transactions
 20. Market for Common Equity and Related
     Stockholder Matters................... Risk Factors; Underwriting
 21. Executive Compensation................ Total Executive Compensation
 22. Consolidated Financial Statements..... Consolidated Financial Statements
 23. Change In and Disagreements With
     Accountants on Accounting and
     Financial Disclosure.................. Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 9, 1997

PROSPECTUS

                             MIRAGE HOLDINGS, INC.

                                 342,857 UNITS

                            EACH UNIT CONSISTING OF
                   ONE SHARE OF COMMON STOCK AND ONE WARRANT

  Mirage Holdings, Inc., a Nevada corporation ("the Company"), is offering a maximum of 342,857 Units and a minimum of 240,000 Units (the "Units") for $5.25 per Unit (the "Offering"). Each Unit consists of one share of the Company's common stock (the "Common Stock") and one warrant to purchase one share of the Company's Common Stock at an exercise price of $4.50 for a term of five years (the "Warrants") (collectively, the "Securities"). The Warrants are detachable from the Units at the discretion of the Company. See "Description of Securities--Units," "--Common Stock," and "--Warrants."

  No public securities market existed for the Company's Common Stock prior to this Offering. Although the Company intends to apply to have the Common Stock and the Common Stock underlying the Warrants included on the Over-the-Counter Bulletin Board ("OTC/BB"), there can be no assurance that an active public trading market for such securities will be developed or sustained. The Company has applied for listing on the OTC/BB under the proposed symbol: "IDEA."

                                  -----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          UNDERWRITING     PROCEEDS TO ISSUER
                                     PRICE TO PUBLIC      COMMISSIONS(1)   OR OTHER PERSONS(2)
----------------------------------------------------------------------------------------------
Per Unit........................          $5.25              $0.525              $4.725
----------------------------------------------------------------------------------------------
Total(3)........................      $1,800,000.00        $180,000.00         $1,620,000
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------

(1) Does not include additional compensation to Veera Capital, Inc. the form of a non-accountable expense allowance equal to 3% of the gross proceeds of the offering. See "Underwriting."
(2) Before deduction of estimated expenses of $82,500 payable by the Company, not including the 3% non-accountable expense allowance. See "Underwriting."

  The Units are being sold by the Company and offered by the Underwriters on a "best efforts, minimum/maximum" basis, subject to prior sale, when, as and if accepted by the Underwriters, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates representing the shares of Common Stock will be ready for delivery at the offices of Veera Capital, Inc., 19 Rector Street, Suite 2301, New York, NY, 10006, within 10 business days after the date the Registration Statement is declared effective by the SEC.

                              VEERA CAPITAL, INC.

                  The Date of this Prospectus is       , 1997

                                   [PHOTOS]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

                                  THE COMPANY

  Mirage Holdings, Inc. (the "Company") is a development stage company. The Company was formed for the purpose of marketing unique fashions. The Company specializes in the marketing of fashions targeted toward the segment where discriminating customers are always looking for unique and innovative products. The origin of these designs is mainly from India and Pakistan but not limited to these countries. Management of the Company is continuously in search of new ideas, regardless of the ethnic background.

  Management of the Company believed they could fill a niche in the apparel market by importing these fashions. The economic feasibility of this idea was studied by conducting a market research over a period of one year. The results were very encouraging. The study identified two main areas of profitability: the existing affluent market segments of Indian and Pakistani people living in the United States and Canada who are always thirsty for new fashions from their countries, as well as the growing demand in the mainstream American market of designs that are different than the usual.

  To explore the potential presented by these opportunities, the Company was formed with the goal to be the dominant supplier of fashionwear in these specialty market segments in the United States and Canada.

  In the future, the Company may also pursue other business opportunities in the United States and Canada which arise out of its relationships with the Indian and Pakistan communities. See "Business of the Company--General."

  As of May 31, 1997, the Company had 1,750,000 Common shares issued and outstanding and 500,000 warrants to purchase one share of Common Stock for $0.75 outstanding. The Company will have 1,990,000 shares of Common Stock outstanding after the Offering if the minimum amount is sold hereunder and 2,092,857 Common shares outstanding if the maximum amount is sold hereunder, without giving effect to the exercise of any warrants. Assuming exercise of all warrants, including the Unit Warrants, the Company will have 2,730,000 shares of Common Stock outstanding after the Offering if the minimum amount is sold hereunder and 2,935,714 shares of Common Stock if the maximum amount is sold hereunder. The Company also has 500,000 common shares reserved for issuance under its stock option plan, of which 120,000 options have been issued.

  From July 1, 1995 through December 31, 1996, the Company had aggregate revenues of $300,190 from the sale of its products. The Company's cumulative loss from operations for the respective period was $141,496. Successful development of the Company's products and successful implementation of the Company's marketing plan are necessary for the Company to commence generating substantial operating revenues or to achieve profitability.

  Mirage Holdings, Inc. was incorporated under the laws of the State of Nevada on March 18, 1997. Mirage Collection, Inc., a wholly-owned subsidiary of Mirage Holdings, Inc., began business as a partnership July 1, 1995, and was reorganized into a corporation in the State of Nevada pursuant to Internal Revenue Code Section 351 on April 1, 1997. The address of the Company's principal executive offices is: 225 Santa Monica Boulevard, Suite 410, Santa Monica, CA, 90401. The Company's telephone number is (310) 395-3155.

  Unless otherwise noted, the "Company" as used in this Prospectus, will refer to the consolidated entities described above.

                                  THE OFFERING

Securities Offered............
                                A maximum of 342,857 Units and a minimum of 240,000 Units. Each Unit consists of one share of Common Stock and one Warrant to purchase one share of the Company's Common Stock at an exercise price of $4.50 for a term of five years. See "Description of Securities--Units, --Common Stock, and --Warrants."

Offering Price................  $5.25 per Unit.

Common Stock..................  Outstanding 1,750,000 shares as of May 31,
                                1997; 1,990,000 shares if the minimum amount is raised hereunder; 2,092,857 shares if the maximum amount is raised hereunder. In addition, the Company has 500,000 warrants outstanding as of May 31, 1997, and will have an additional 240,000 warrants outstanding if the minimum amount is raised hereunder and an additional 342,857 warrants outstanding if the maximum amount is raised hereunder. See "Description of Securities." The Company has 500,000 common shares reserved for issuance under its stock option plan, of which 120,000 options have been issued to date. See "Management--Employment and Related
                                Agreements."

Proposed OTC/BB Symbol........
                                Common Stock: IDEA.

Use of Proceeds...............  The Company intends to apply the net proceeds of this Offering primarily to expand its sales force and advertising activities; increase inventory; establish distribution channels; enter the software industry of India/Pakistan; perform market research into the entertainment industry of India/Pakistan; and working capital. See "Use of Proceeds."

Risk Factors..................  The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors."

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following table presents selected historical financial data for the Company derived from the Company's Consolidated Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Consolidated Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                            PERIOD
                                                            JULY 1,  NINE MONTHS
                                                            1995 TO     ENDED
                                                           JUNE 30,   MARCH 31,
                                                             1996        1997
                                                           --------  -----------
   STATEMENT OF OPERATIONS DATA:
   Revenue................................................ $199,230   $158,144
   Net loss............................................... $(62,295)  $(95,666)
                                                           JUNE 30,   MARCH 31,
                                                             1996       1997
                                                           --------  -----------
   BALANCE SHEET DATA:
   Current assets......................................... $ 70,749   $174,795
   Total property and equipment, net...................... $ 39,629   $ 42,521
                                                           --------   --------
   Total assets........................................... $114,108   $221,046
                                                           ========   ========
   Total current liabilities.............................. $104,842   $188,316
   Partner's equity....................................... $  9,266   $  1,472
                                                           --------   --------
   Total liabilities and partner's equity................. $114,108   $221,046
                                                           ========   ========

                                 RISK FACTORS

  An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby.

  Limited Operating History. The Company began operations on April 17, 1995, and first sold its product in April 1995. While the Company is generating some revenues, it has not generated net income since its inception. (See Operating Losses and Negative Working Capital Position.) The Company's success is dependent upon the successful development and marketing of its products, as to which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, market acceptance, sales, and marketing. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Company--Marketing" and "-- Competition."

  Dependence on Few Products. The Company currently derives all of its sales revenue from the sale of its products. The Company expects that sales of such products will continue to represent a substantial portion of its sales revenue unless and until the Company fully develops and markets additional products. See "Business of the Company--Research and Development." In the event the Company's introduction of new products is delayed or is eventually unsuccessful, the Company will be forced to rely upon revenues generated by the products. In the event revenues generated by any one of these products decline, the Company's financial condition could be adversely and materially effected. See "Business of the Company--Products."

  Operating Losses and Negative Working Capital Position. The Company has not been profitable since its inception. For the period beginning April 17, 1995 (date of inception) to June 30, 1995 and the period beginning July 1, 1995 to June 30, 1996, the Company incurred net operating losses of $6,305 (unaudited) and $62,295 (audited), respectively. For the six months ended December 31, 1996, the Company incurred a net loss of $79,201. At December 31, 1996, the Company had ending partners' capital of $17,936. In addition, the Company had current liabilities in excess of current assets of $28,647 at December 31, 1996. The Company expects to continue to incur losses at least through fiscal 1997, and there can be no assurance that the Company will achieve or maintain profitability or that its revenue growth can be sustained in the future. See Financial Statements.

  Future Capital Needs Could Result in Dilution to Investors; Additional Financing Could be Unavailable or Have Unfavorable Terms. The Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its research and development, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has no specific plans or arrangements for financing other than this Offering and no commitments for future financing, to the extent that the funds generated by this Offering are insufficient to fund the Company's activities, it may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 12 months after the Offering. However, such estimates may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of the Company" and Financial Statements.

  Economic Conditions and Consumer Spending. As with other retail businesses, the Company's results may be adversely affected by unfavorable local, regional or national economic conditions affecting disposable consumer income. There can be no assurance that consumer spending will not decline in response to economic conditions, thereby adversely affecting the Company's growth, net sales, and profitability.

  Unpredictable Product Acceptance; Lack of Distribution Agreements. There can be no assurance that the Company's marketing and/or sales strategies will be effective and that consumers will buy the Company's products. The failure of the Company to penetrate its markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products. In addition, the Company's sales strategy for its products contemplates sales to markets yet to be established. Also, the Company currently has no distribution agreements for any of its products in place. See "Business of the Company--Marketing" and "-- Competition."

  Competition. The retail apparel business is highly competitive and is expected to remain so despite consolidation in the industry. The Company competes primarily with other specialty retailers and to a lesser degree with department stores and other retailers and catalogers engaged in the retail sale of apparel. Most of these competitors have significantly greater financial, marketing and other resources than the Company. The Company believes that its emphasis on unique, ethnic fashions and its marketing focus on ethnic markets makes it less vulnerable to changes in fashion trends than many general apparel retailers; however, the Company's sales and profitability depend upon the continued demand for its unique styles. See "Business of the Company-- Competition" and "--Marketing."

  Difficulty of Planned Expansion; Management of Growth. The Company has expanded its operations rapidly, and it plans to continue to further expand its level of operations in all areas following the Offering. The Company's operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial, and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train, and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage growth effectively, its operating results will be adversely affected.

  Dependence Upon Key Personnel. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain, and motivate qualified personnel, and consequently has entered into employment agreements with certain key officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have "key person" life insurance on any of its key employees. See "Management."

  One Outside Director. The Company's Board of Directors presently consists of three (3) directors: Najeeb U. Ghauri, President; Irfan Mustafa; and Gill Champion, Vice President. Therefore, the Company's Board of Directors has only one outside director (Mr. Mustafa) and, as they constitute a majority of the directors, insiders may be able to control certain policies, actions, and decisions of the Company. While the Company has agreed that, upon completion of the Offering, the Board of Directors will increase its size to five, of which a majority shall be outside directors, there can be no assurance that the Company will be able to retain qualified outside directors. See "Management--Directors and Executive Officers.

  Reliance on Independent Subcontractors for Design and Manufacture of the Company's Product Line. The Company does not maintain its own production facilities to design and manufacture the product line and does not intend to do so in the foreseeable future. The Company's products are designed and produced by independent companies. In the event the Company were to have difficulties with its present suppliers, the Company could experience delays in supplying products to its customers and potentially be forced to discontinue a product line. Any negative change in the Company's relationship with its suppliers could have a material adverse impact on the Company's business, financial condition and results of operations unless the Company could quickly find a replacement supplier. See "Business of the Company--Manufacturing--Biodegradable Absorbent Products."

  Potential Conflicts of Interest Between the Company and its Officers, Directors, and Shareholders. Any of these relationships could result in a conflict of interest for the Company. See "Certain Transactions," and "Principal Shareholders."

  Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Dividend Policy."

  Dilution. Purchasers of shares of Common Stock in the Offering will experience immediate dilution of $4.73 per share (90%) if the minimum amount is sold or $4.53 per share (86%) if the maximum amount is sold (based on the initial public offering price of $5.25 per share) in the net tangible book value of the shares from the initial public offering price. The shares sold by the Company in the Offering represent a 12.1% of the total shares of Common Stock outstanding following the Offering if the minimum amount is sold or 16.4% of the total shares of Common Stock outstanding following the Offering if the maximum amount is sold hereunder and represent a cash contribution of 88.38% of the aggregate book value or cash contributions to the Company if the minimum amount is sold or a cash contribution of 91.57% of the aggregate book value or cash contributions to the Company if the maximum amount is sold. See "Dilution."

  Control by Existing Shareholders. Upon completion of this Offering, the Company's existing shareholders will beneficially own approximately 87.9% of the outstanding Common Stock if the minimum amount is sold or approximately 83.6% of the outstanding Common Stock if the maximum amount is sold. Of these shares, the Company's officers and directors, together with shareholders who beneficially own more than five percent of the outstanding stock of the Company, will beneficially own approximately 80% of the outstanding Common Stock if the minimum amount is sold or approximately 76% of the outstanding Common Stock if the maximum amount is sold hereunder. Investors purchasing shares pursuant to this Offering will beneficially own approximately 12.1% of the outstanding Common Stock if the minimum amount is sold or approximately 16.4% of the outstanding Common Stock if the maximum amount is sold. As a result, all or certain combinations of the Company's existing shareholders, acting in concert, will have the ability to control the Board of Directors and policies of the Company. See "Principal Stockholders" and "Certain Transactions."

  No Prior Public Market; Possible Volatility of Share Price. No public securities market existed prior to this Offering for the Company's Common Stock. Although the Company has applied to have the Common Stock included on the OTC/BB System, there can be no assurance that an active public trading market for such securities will be developed or sustained. Accordingly, purchasers of the Common Stock may experience substantial difficulty selling such securities. The offering price of the shares of Common Stock has been determined by negotiations between the Company and the Representative and are not necessarily related to the Company's existing market price, asset value, net worth, or other established criteria of value. See "Underwriting."

  Shares Eligible for Future Sale. Upon the closing of this Offering, 1,250,000 of the total of 1,750,000 shares of Common Stock outstanding prior to this Offering will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933 (the "Act"). All directors, officers, and holders of 5% or more of the existing shares of Common Stock (whether restricted or otherwise) have agreed not to sell any of their shares of Common Stock for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative. At the end of that period, these shares will be eligible for sale, subject in the case of restricted securities to the holding period, volume limitations, and other conditions imposed by Rule 144. Ordinarily, under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares could have an adverse effect on the market price of the Common Stock. See "Description of Securities" and "Underwriting."

  Risks Relating to Low-Price Stocks. The Company has applied for inclusion of the Common Stock on the Over-the-Counter Bulletin Board ("OTC/BB") upon the completion of this Offering. As a result, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, trading in the Common Stock would be covered by Rules 15g-1 through 15g-100 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend such securities must satisfy burdensome sales practice requirements. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

                                   DILUTION

  Dilution is the difference between the public offering price of $5.25 per share for the Common Stock offered herein, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.

  The net tangible book value of the Company prior to this Offering, based on December 31, 1996 financial statements, was $17,936. Prior to selling any shares in this Offering, the Company has 1,750,000 shares of Common Stock outstanding.

  If the maximum Shares offered herein are sold, the Company will have 2,092,857 shares outstanding upon completion of the Offering. The post offering pro forma net tangible book value of the Company, which gives effect to receipt of the net proceeds from the Offering and issuance of additional Shares of Common Stock in the Offering, but does not take into consideration the Unit Warrants sold in the Offering nor any other changes in the net tangible book value of the Company after December 31, 1996, will be $1,501,436 or $0.72 per share, approximately. This would result in dilution to investors in this Offering of $4.53 per share or 86% from the public offering price of $5.25 per Share. Net tangible book value per share would increase to the benefit of present shareholders from $0.01 prior to the Offering to $0.72 after the Offering, or an increase of $0.71 per share attributable to the purchase of the Shares by investors in this Offering.

  If only the minimum number of Shares is sold, the Company will have 1,990,000 shares outstanding upon completion of the Offering. The post offering pro forma net tangible book value of the Company will be $1,031,636 or $0.52 per share, approximately. This would result in dilution to investors in this Offering of $4.73 per share or 90% from the public offering price of $5.25 per Share. Net tangible book value per share would increase to the benefit of present shareholders from $0.01 prior to the Offering to $0.52 after the Offering, or an increase of $0.51 per share attributable to the purchase of the Shares by investors in this Offering.

  The following table sets forth the estimated net tangible book value per share after the Offering and the dilution to persons purchasing Shares based on the foregoing minimum and maximum offering assumptions

                                                       MINIMUM(1)    MAXIMUM(2)
                                                       ----------    ----------
   Initial public offering price (per share).........    $5.25         $5.25
   Net tangible book value per share before the
    Offering.........................................    $0.01         $0.01
   Increase per share attributable to payments by new
    investors........................................    $0.51         $0.71
   Pro forma net tangible book value per share after
    the Offering.....................................    $0.52         $0.72
   Dilution per share to new investors...............    $4.73(90%)    $4.53(86%)

                               COMPARATIVE DATA

  The following charts illustrate the pro forma proportionate ownership in the Company. upon completion of the Offering under alternative minimum and maximum offering assumptions, of present shareholders and of investors in this Offering, compared to the relative amounts paid and contributed to capital of the Company by present shareholders and by investors in this Offering, assuming no changes in net tangible book value other than those resulting from the Offering.

                               MINIMUM OFFERING

                                                       TOTAL
                               SHARES PURCHASED    CONSIDERATION        AVERAGE
                               ----------------- --------------------- PRICE PER
                                NUMBER   PERCENT   AMOUNT      PERCENT   SHARE
                               --------- ------- ----------    ------- ---------
   Existing shareholders...... 1,750,000    88%  $  165,738(3)  11.62%   $0.09
   New investors..............   240,000    12%   1,260,000(4)  88.38%   $5.25
                               ---------   ---   ----------     -----
     Total.................... 1,990,000   100%  $1,425,738     100.0%
                               =========   ===   ==========     =====

                               MAXIMUM OFFERING

                                                       TOTAL
                               SHARES PURCHASED    CONSIDERATION        AVERAGE
                               ----------------- --------------------- PRICE PER
                                NUMBER   PERCENT   AMOUNT      PERCENT   SHARE
                               --------- ------- ----------    ------- ---------
   Existing shareholders...... 1,750,000    84%  $  165,738(3)   8.43%   $0.09
   New investors..............   342,857    16%   1,800,000(5)  91.57%   $5.25
                               ---------   ---   ----------     -----
     Total.................... 2,092,857   100%  $1,965,738     100.0%
                               =========   ===   ==========     =====

--------
(1) Assumes $1,013,700 net proceeds from sale of 240,000 Units.

(2) Assumes $1,483,500 net proceeds from sale of 342,857 Units.

(3) Based on capital contributions from inception to December 31, 1996.

(4) Assumes gross proceeds from offering of 240,000 Units.

(5) Assumes gross proceeds from offering of 342,857 Units.

                                USE OF PROCEEDS

  The net proceeds to the Company (at an initial public offering price of $5.25 per Unit) from the sale of the Units offered hereby (less commissions of 10%, the Representative's non-accountable expense allowance of 3% and expenses of this Offering (estimated at $82,500)) are estimated to be approximately $1,013,700 if the minimum amount is raised hereunder and $1,483,500 if the maximum amount is raised, excluding any proceeds from the exercise of the Unit Warrants.

                                USE OF PROCEEDS

                                           MINIMUM   PERCENT  MAXIMUM   PERCENT
                                          ---------- ------- ---------- -------
Expansion of the Company's sales force
 and establishment of advertising and
 promotion activities...................  $  104,567  10.3%  $  152,801  10.3%
Increasing the variety of product by
 adding new designers and increasing the
 level of inventory or products.........  $  104,567  10.3%  $  152,801  10.3%
Establish import/export distribution
 channels...............................  $  104,567  10.3%  $  152,801  10.3%
Acquisition of 10% of NetSol
 International, Inc.....................  $  183,333  18.1%  $  268,513  18.1%
Market research to determine viability
 of entering entertainment industry.....  $  183,333  18.1%  $  268,513  18.1%
Market research to determine viability
 of increasing participation in software
 industry...............................  $  104,567  18.1%  $  268,513  18.1%
Working capital.........................  $  150,000  14.8%  $  219,558  14.8%
                                          ----------  ----   ----------  ----
  TOTALS................................  $1,013,700   100%  $1,483,500   100%
                                          ==========  ====   ==========  ====

  The allocation of net proceeds set forth above represents the Company's current estimates based upon its current plans and upon certain assumptions regarding the progress of development of its products, technological advances and changing competitive conditions, the ongoing evaluation and determination of the commercial potential of the Company's products and the Company's ability to enter into agreements. If any of these factors change, the Company may reallocate some of the net proceeds within or between the above-described categories. The Company believes that the funds generated by this Offering, together with current resources, will be sufficient to fund working capital and capital requirements for at least 12 months from the date of this Prospectus.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1996 and as adjusted to give effect to the sale by the Company of a minimum of 240,000 Units at an offering price of $5.25 per Unit and the application of the net proceeds of $1,013,700 therefrom and as adjusted to give effect to the sale by the Company of a maximum of 342,857 Units at an offering price of $5.25 per Unit and the application of the net proceeds of $1,483,500 therefrom.

                                            DECEMBER 31, MINIMUM AS  MAXIMUM AS
                                              1996(1)     ADJUSTED    ADJUSTED
                                            ------------ ----------  ----------
Short-term debt:
  Accounts payable.........................  $    8,304  $    8,304  $    8,304
  Notes payable............................      86,514      86,514      86,514
  Interest payable.........................       4,907       4,907       4,907
  Accrued expenses.........................       9,778       9,778       9,778
                                             ----------  ----------  ----------
    Total short-term debt..................  $  109,503  $  109,503  $  109,503
                                             ==========  ==========  ==========
Stockholders' equity:
  Common Stock, no par value
     shares authorized.....................  25,000,000  25,000,000  25,000,000
     issued and outstanding................   1,750,000   1,990,000   2,092,857
  Additional paid-in capital...............  $  165,738  $1,425,738  $1,965,738
  Accumulated deficit......................    (147,802)   (147,802)   (147,802)
                                             ----------  ----------  ----------
    Total stockholders' equity (deficit)...  $   17,936  $1,277,936  $1,817,936
                                             ==========  ==========  ==========

--------
(1) Please note all calculations are based upon Company as a corporation as of December 31, 1996 for purposes of calculating these charts even though the Company was a partnership until April 1, 1997.

                            SELECTED FINANCIAL DATA

  The following selected financial data are qualified by reference to, and should be read in conjunction with, the Financial Statements, related Notes to Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the period from July 1, 1995 to June 30, 1996 (audited), and the nine months ended March 31, 1997 (unaudited). The data has been derived from Financial Statements included elsewhere in this Prospectus that were audited by Hoffski & Pisano, P.C., except for the financial statements for March 31, 1997 which were reviewed by Stonefield Josephson, Inc. No dividends have been paid for any of the periods presented.

                                                            PERIOD
                                                           JULY 1,   NINE MONTHS
                                                           1995 TO      ENDED
                                                           JUNE 30,   MARCH 31,
                                                             1996       1997
                                                           --------  -----------
   STATEMENT OF OPERATIONS DATA:
   Revenue................................................ $199,230   $158,144
   Net loss...............................................  (62,295)   (95,666)
                                                           JUNE 30,   MARCH 31,
                                                             1996       1997
                                                           --------   ---------
   BALANCE SHEET DATA:
   Current assets......................................... $ 70,749   $174,795
   Total property and equipment, net .....................   39,629     42,521
                                                           --------   --------
   Total assets .......................................... $114,108   $221,046
                                                           ========   ========
   Total current liabilities ............................. $104,842   $188,316
   Partner's equity ......................................    9,266      1,472
                                                           --------   --------
   Total liabilities and partner's equity................. $114,108   $221,046
                                                           ========   ========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The Company was formed in April 1995 and incorporated on March 18, 1997 for the purpose of marketing and selling unique fashions. The Company has generated nominal revenues to date. It has accumulated losses from operations of $147,801 since its initial inception in April 1995 through December 31, 1996. Such losses are expected to continue through fiscal 1997.

  Mirage Holdings, Inc. was incorporated under the laws of the State of Nevada on March 18, 1997. Mirage Collection, Inc., a wholly-owned subsidiary of Mirage Holdings, Inc., formally began business as a partnership July 1, 1995, and was reorganized into a corporation in the State of Nevada pursuant to Internal Revenue Code Section 351 on April 1, 1997. The Company was a partnership during the periods presented herein. Therefore, this discussion and analysis and the financial statements included herein are based on a partnership entity.

RESULTS OF OPERATIONS

                                                  YEAR ENDED   NINE MONTHS ENDED
                                                 JUNE 30, 1996  MARCH 31, 1997
                                                 ------------- -----------------
   Net sales...................................     199,230         158,144
   Cost of goods sold..........................     160,350         116,313
   Gross profit................................      38,880          41,831
   Selling, general and administrative expenses
    ...........................................      97,192         137,497
   Net (Loss)..................................     (62,295)        (95,666)

NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996

 Revenues:

  The Company's sales for the nine months ended March 31, 1997 were $158,144 (average of $17,572 per month) as compared to $199,230 for the fiscal year ended June 30, 1996 (average of $16,603 per month). This increase is largely due to increased advertising and marketing efforts. The Company is also targeting a broader market by selling lower to middle end merchandise as well.

 Cost of goods sold and gross profit:

  The Company's gross profit was approximately 26.5% for the nine months ended March 31, 1997 as compared to 19.5% for the fiscal year ended June 30, 1996. The gross profit percentage has increased largely because the Company is able to purchase at a lower cost and sell its merchandise for a higher gross profit.

 Selling, general and administrative expenses:

  Selling, general, and administrative expenses for the nine months ended March 31, 1997 were $137,496 (average of $15,277 per month) as compared to $97,192 for the fiscal year ended June 30, 1996 (average of $8,099 per month). The increase is, in part, due to opening of a new store in Diamond Bar.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has funded its capital requirements through partners' contributions of cash in the cumulative amount of $165,738 since April 17, 1995 (inception) to December 31, 1996.

  On February 26, 1997, the Company issued an unsecured note to Manhattan West, Inc. in exchange for loans in the principal amount of $46,997. The note is due quarterly starting on May 26, 1997 and bears interest at the rate of 10% per annum. The note contains a conversion feature whereby Manhattan West, Inc. may, at any time, convert the balance due and owing to it into share of Common Stock of the Company at the rate of $0.45 per share. As of the date of this Prospectus, the balance due on the note is $46,997 plus accrued interest.

  On April 10, 1997, the Company commenced a private placement (the "Private Placement") of 500,000 shares of the Company's common stock at a purchase price of $0.50 per share (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $0.75 for a term of five years at a purchase price of $0.10 per warrant (the "Private Placement Warrants"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The Private Placement Stock and the Common Stock underlying the Private Placement Warrants are being registered herein. The offering generated net proceeds of approximately $300,000.

  At December 31, 1996, the Company had outstanding current liabilities of $109,503. The Company anticipates satisfying its current liabilities in the ordinary course of business from revenues and notes receivable.

  Capital expenditures during the period from inception through December 31, 1996 were $54,516. Over the next 12 months, the Company plans to upgrade its management information system, telecommunications system, and office equipment to accommodate anticipated growth plans. The Company anticipates these upgrades and acquisitions may require estimated expenditures in excess of $100,000 over the next 12 months.

  The Company does not believe that inflation has had a significant impact on its operations since inception of the Company.

SEASONALITY

  Like most retailers, the Company's business is subject to seasonable fluctuations, with an increase in sales and revenues occurring during the fourth quarter of each year, mostly due to holiday purchasing. Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for the full year.

                            BUSINESS OF THE COMPANY

GENERAL

  The Company specializes in the marketing of fashions targeted towards the segment where discriminating customers are always looking for unique and innovative products. The origin of these designs is mainly from India and Pakistan but not limited to these countries. The management of the Company is continuously in search of new ideas regardless of the ethnic background.

  The idea was to fill this niche in the apparel market by importing these fashions. The economic feasibility of this idea was studied by conducting a market research over a period of one year. The results were very encouraging. The study identified two main areas of profitability: the existing affluent market segment of Indian and Pakistani people who are always thirsty of new fashions from their countries, as well as the growing demand in the mainstream American market of designs that are different than the usual.

  To explore the potential presented by these opportunities, Mirage Collection was formed with the goal to be the dominant supplier of fashionwear in these specialty market segments in the United States and Canada.

  In the future, the Company may also pursue other business opportunities in the United States and Canada which arise out of its relationships with the Indian and Pakistan communities. India ranks as one of the ten largest emerging markets in the world, according to the U.S. Department of Commerce. India has been called the "Silicon Valley of the East" and houses many high-tech corporations, including Motorola and Hewlett Packard. (National Geographic, May 1997.) The Company anticipates that such opportunities may arise in the software and entertainment industries.

  The Company has entered into a letter of intent to acquire a 10% ownership interest in NetSol International, Inc., a software development firm in Lahore, Pakistan. Through its 10% ownership interest in NetSol International, Inc. ("NetSol"), the Company can assist NetSol in marketing its software development services to North American and European clients. However, there can be no assurance that this acquisition will ever be completed and this potential acquisition should not be relied upon in making an investment decision.

  The Company has also identified a niche market existing in the entertainment industry in that, currently, there are no significant entertainment venues catering to the Indian/Pakistani communities in the United States. Management of the Company believes that a significant opportunity exists in the development of theme parks, virtual reality games, theme restaurants, and other entertainment venues to serve this market. However, the Company has yet to perform significant market research into this sector, no formal agreements have been reached, and there can be no assurance as to the terms of any such potential agreements nor that any agreements will ever be reached nor that the Company will ever into this market.

  Mirage Holdings, Inc. was incorporated under the laws of the State of Nevada on March 18, 1997. Mirage Collection, Inc., a wholly-owned subsidiary of Mirage Holdings, Inc. which actively conducts the retail clothing business of the Company, began business as a partnership in July 1995, and was reorganized into a corporation in the State of Nevada pursuant to Internal Revenue Code
Section 351 on April 1, 1997.

OVERVIEW OF THE COMPANY'S MARKETS

  The United States is India's largest single trading partner. Between 1987 and 1993, United States exports rose 11% annually, slightly faster than United States import growth, which measured 10% a year. India's exports to the United States increased 15% in 1994 and management of the Company expects that India's exports will probably remain strong in subsequent years. In 1994, India's exports totaled $24 billion, of which $5.3 billion in goods was exported to the United States. Annual growth rates of 5% to 10% are expected between 1995 and 2000. (U.S. Global Trade Outlook: 1995-2000, U.S. Dept. of Commerce.)

  Pakistan's single largest trading partner is also the United States. Pakistan's total exports in 1993 were $6.7 billion. Both India's and Pakistan's exports include clothing. (1997 Information Please Almanac, Atlas, and Yearbook, Houghton Mifflin Company, Boston and New York, 1997.)

                   [CHART OF U.S. TRADE WITH INDIA, 1987-94]

                        PERFORMANCE GRAPH APPEARS HERE

--------------------------------------------------
              Legend          G           H
--------------------------------------------------
Labels                        93           94
--------------------------------------------------
Exports                       4.6          5.4
--------------------------------------------------
Imports                       2.76         2.5
--------------------------------------------------




  Estimated annual retail and wholesale sales of apparel and accessory stores in the United States were $109.962 billion in 1995, a slight increase over 1994 sales of $109.881 billion. Imports of clothing and footwear in the United States in 1995 were $51.632 billion, an increase over 1994 imports of $48.46 billion. (1997 Information Please Almanac, Atlas, and Yearbook, Houghton Mifflin Company, Boston and New York, 1997.)

  The total Indian-Pakistani population in the United States (the "U.S. I-P population") has been estimated at 4 million. There are large populations in most major states with significant populations in New York, New Jersey, California, Illinois, Florida, Washington, D.C., Maryland, North Carolina, Pennsylvania, Connecticut, Texas, Massachusetts, Georgia, Ohio, Michigan, South Carolina, and Tennessee. The average annual household income of the U.S. I-P population is $80,000+. Thirteen percent earn more than $100,000 per year; 46% have an annual income of $75,000 or greater; and nearly half earn at least $50,000 per year. Ninety percent of the U.S. I.P. population own homes of which more than half (51%) own their homes outright. More than half (53%) own two cars and 12% own more than three cars. The U.S. I-P population is also educated as 70% have college degrees and 35% have advanced degrees (i.e., Master's, Ph.D.'s, etc.). Seventy-nine percent of the U.S. I-P population are employed in professional capacities (28%: executives or managers; 21%: doctors or dentists; 17%: engineers or scientists; and 13%: lawyers or accountants). (Zarposh International, Trabuco Canyon, California, January 1, 1997.) Therefore, management of the Company believes that its target market, the U.S. I-P population, can afford to purchase unique fashions.

  Due to the large U.S. I-P population, there is a high demand for ethnic fashions. Most of these people are not able to travel to India or Pakistan often due to professional commitments. Even when they do travel, it is hard for them to find the right designers or boutiques. The Company conducted market research over a one-year period before the opening of its first store and is constantly reviewing opinions and needs of its customers to provide the products that best suit their needs.

  Reasons for seeking ethnic fashions:

  .  Desire of the I-P people to preserve and maintain their culture.

  . Social commitments such as community events and casual gatherings where the people like to wear the latest ethnic fashions.

BUSINESS STRATEGY

  . The Company is researching the feasibility of setting up a production facility in Pakistan. This can reduce costs and increase profit margins.

  . To explore new designers in India and Pakistan by traveling to these countries every quarter. This will also help the Company to stay in touch with the latest trends and fashions.

  . To work with existing designers for a product line of everyday wear and occasional wear to provide a variety to customers.

  . Research the potential of opening stores in other major cities highly populated by the I-P people such as Houston, Chicago, Atlanta, and New York.

  . To introduce the luxurious fabrics and intricate embroidered fashions to the "entertainment industry," an affluent market which requires a need for unique fashions due to social commitments.

  . To introduce a modified/modern version of the shalwar-qamiz (long shirt draped over loose palazzo-style pants) through department stores such as Bloomingdales and Nordstrom catering to the mainstream middle class and upper class.

  . To aggressively market our products to the younger generation of the ethnic market.

PRODUCTS

  Most Indians wear light, loose clothing because of the hot climate. Bright colors and white are common. Most Indian women wear a sari, a straight piece of cloth draped around the body as a long dress. They place its loose end over the head or shoulder. Wealthy women in India wear saris made of silk, with borders of gold thread. Many of the women of northern India wear full trousers with a long blouse and veil. (World Book Encyclopedia, World Book, Inc., 1995.)

  Traditional Indian fashions have evolved over the years to compete with western clothes which are also accessible to the younger generation of Indian people. Modern Indian fashions include the lengha/cholis (skirt and short top), and sarecs (six yards of fabric wrapped around the waist similar to a skirt with the loose end draped over the shoulder) worn in different ways from traditional to modern.

  In Pakistan, the most common garment of both men and women is the shalwar-qamiz, which consists of loose trousers and a long overblouse. Women may wear a dupatta, a scarf, over their shoulders and head. Outside the home, women usually cover themselves with a tent-like garment called a burqa. (World Book Encyclopedia, World Book, Inc., 1995.)

  Pakistani fashions have also evolved over the years as designers who are exposed to western fashions have created traditional clothes in modern forms. The trend these days is influenced by the Moguls who ruled in regions of Afghanistan, Pakistan, and India from 1483 to 1739. The Mogul women adorn themselves with elaborate costumes and precious jewels. The designers display these traditions in the use of luxurious fabrics and intricate embroidery. The Company offers shararas, ghararas, and peshwaz--traditional fashions with contemporary hints, and shalwar/qamiz--traditional to modern versions.

  The average retail price charged by the Company for one outfit is $150, but prices range from under $100 to over $1,500. The Company also sells accessories and costume jewelry.

COMPETITION

  The retail apparel business is highly competitive and is expected to remain so despite consolidation in the industry. The Company competes primarily with other specialty retailers and to a lesser degree with department stores and other retailers and catalogers engaged in the retail sale of apparel. Most of these competitors have significantly greater financial, marketing and other resources than the Company. The Company believes that its emphasis on unique, ethnic fashions and its marketing focus on ethnic markets makes it less vulnerable to changes in fashion trends than many general apparel retailers; however, the Company's sales and profitability depend upon the continued demand for its unique styles.

  The Company's primary competitors are Yasmin which has four locations and its principal store at 18161 Pioneer Boulevard, Artesia, California; Memsahib, 18161 Pioneer Boulevard, Artesia, California; and Raaz, Inc., Chicago, Illinois. However, the Company's specific market is very fragmented and there may exist numerous other small and large competitors.

COMPETITIVE ADVANTAGES

  .  The accessibility to top designers from both India and Pakistan.

  .  Involvement of buyers working with designers to understand the U.S.
     market.

  . The customer comes first approach gives people a level of comfort and confidence which they may not find at other ethnic stores. This is especially appealing to the younger generation who is exposed to the western store concepts like greeting customers when they walk in.

  . Due to detailed designs such as type of fabric or type of embroidery, the Company trains the employees about the products so they are confident when the customers ask questions.

MARKETING

  Management of the Company devised a marketing strategy aimed at achieving its goal of being the dominant supplier of fashionwear in the specialty market segments in the United States and Canada. The main focus of the strategy was to penetrate the market with products that have strong appeal to customers who enjoy exclusivity.

  The following activities were carried out in order to accomplish the objectives:

  1. Top designers were identified and agreements for exclusive supply to the Company were signed for representation in the local markets.

  2. The Company identified Fashion Shows and Exhibitions to be effective distribution channels and thus hosted and participated in these events successfully.

  3. The Company opened its first showroom in October 1995 in the Los Angeles area. This showroom occupies an area of approximately 2,500 square feet. The decor was done to create the ambiance with a touch of class so that the customer can appreciate not only the products but the way they are presented and has proven to be successful in attracting the customers.

  4. An advertising and promotion campaign was launched targeting the potential groups.

  5. The Company made contacts with the designer boutiques in the mainstream market which cater to these selective customers.

  In the future, the management plans to focus on the following areas:

  1. Enhance the advertising and promotion activities in line with the expected growth in sales.

  2. Increase the variety of product offering by adding new designers.

  3. Provide custom tailoring to the customers. This area not only enhances sales, but provides another avenue of generating revenues.

  4. Increase the sales and marketing activities by adding to the existing sales staff for developing contacts with the potential customers which includes a variety of parties including the film industry as well as high end boutiques.

  5. Increase the product exposure by attending reputable designer shows.

  6. Aggressive participation in medical conventions which provide an excellent sales opportunity as well as added exposure with the most affluent of the customers.

  7. Increase the level of inventory of its products.

  8. Establish a chain of Mirage stores in different metropolitan markets as well as studying the possibility of franchising the Mirage concept.

  9. Introduce the Mirage catalogue for sales through mail order.

DISTRIBUTION

  Currently, the Company purchases its products wholesale and sells them for retail at the Company's stores. The Company has one supplier in the U.S. which imports products from India and Pakistan. The Company obtains approximately 20% of all of its products from the U.S. supplier. All of the Company's other suppliers are located in India and Pakistan. Representatives of the Company make approximately one trip per month to India and Pakistan to purchase products.

  The Company anticipates that it will have a centralized distribution center in the future which will purchase products and distribute the products to the Company's stores for retail sale. However, such plan is dependent upon the Company raising sufficient capital, increasing its revenues, and opening more stores and therefore there can be no assurance that this plan for the Company will ever come to fruition.

EMPLOYEES

  As of the date of this Prospectus, the Company employed three full-time employees and one consultant. The Company hires independent contractors on an "as needed" basis only. The Company has no collective bargaining agreements with its employees. The Company believes that its employee relationships are satisfactory. The Company plans on hiring additional part-time sales staff in the immediate future. Long term, the Company will hire additional employees as needed based on its growth rate.

  Mr. Ghauri will become employed by the Company as its President and Secretary upon completion of this Offering. Mr. Champion will become employed by the Company as its Chief Financial Office and Vice President on May 15, 1997. See "Management--Directors and Executive Officers."

PROPERTIES

  The Company subleases 700 square feet of executive office space in Santa Monica, California on a month-to-month basis. The sublease requires monthly payments of approximately $416.67.

  The Company leases a 2,500 square feet showroom in Artesia, California. The lease expires on August 31, 2000 and requires monthly payments of approximately $3,200. The Company has an option to renew the lease for an additional five year term, beginning September 1, 2000 to August 31, 2005; the terms of such renewal shall be agreed upon prior to execution of the lease option.

  The Company also leases a 1,150 square feet showroom in Diamond Bar, California. The lease expires on September 30, 2001 and requires monthly payments of approximately $1,150. Prior to its termination, the Company has an option to renew the lease for an additional five year term at the then fair market value of the property.

LITIGATION

  To the knowledge of management, there is no material litigation pending of threatened against the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and officers of the Company as of the date of this Prospectus are as follows:

             NAME           AGE                   POSITION
             ----           ---                   --------
   Najeeb U. Ghauri........  43 President, Secretary, Director of Mirage
                                 Holdings, Inc.; Chief Financial Officer of
                                 Mirage Collection, Inc.
   Gill Champion...........  55 Vice President, Chief Financial Officer,
                                 Director of Mirage Holdings, Inc.
   Irfan Mustafa...........  46 Director of Mirage Holdings, Inc.
   Saima Khan..............  26 President, Secretary, Director of Mirage
                                 Collection, Inc.

  The number of directors may be fixed from time to time by the Board of Directors. The Board of Directors presently consists of 3 directors. Each of the Company's directors hold office until their respective successors are elected at the next annual meeting of shareholders. Vacancies in the Board of Directors are filled by a majority vote of the remaining directors or by a shareholder vote called expressly for such purpose.

  NAJEEB U. GHAURI--Mr. Ghauri, President, Secretary, and Director of Mirage Holdings, Inc. and Chief Financial Officer of Mirage Collection, Inc., has an M.B.A. in Marketing Management from the Claremont Graduate School (1983) and a B.S. degree in Management/Economics from Eastern Illinois University (1980). Mr. Ghauri has been employed by Arco Petroleum Products Co. since 1987 and continuing through the present. His current position at Arco is Territory Manager. Mr. Ghauri is fluent in English, Urdu, and Indian languages and has a working knowledge of mid-eastern languages.

  IRFAN MUSTAFA--Mr. Mustafa, a director of the Company, has an M.B.A. from IMD (formerly Imede), Lausanne, Switzerland (1975); an M.B.A. from the Institute of Business Administration, Karachi, Pakistan (1974); and a B.S.C. in Economics, from Punjab University, Lahore, Pakistan (1971). Mr. Mustafa has been employed by Pepsicola Company since 1990 and continuing through the present. His current position at Pepsicola is as a leader of the Executive Designate Program. He was Area Vice President for Egypt and Sudan from 1994 through 1995 and Area Vice President for West Asia from 1990 through 1994. Mr. Mustafa is the Chairman and Founder Member of the Pepsi Education Foundation, Pakistan; Founder Member of the Market Research Society, Pakistan; and a member of the Board of Trustees of Educational and Charitable Organizations in Pakistan.

  GILL CHAMPION--Mr. Champion, Vice President, Chief Financial Officer, and a director of Mirage Holdings, Inc., has a B.A. degree from New York University; attended Rutgers University; and attended the American Academy of Dramatic Arts. Mr. Champion was C.E.O. of American Cinema Stores, Inc., a public company, from 1992 through 1996 where he established domestic and international sales and marketing strategies and distribution channels for licensed entertainment products. He was Executive Vice President of Reel Treasures, Inc. from 1985 through 1989; Vice President of Gaylord Broadcasting from 1981 through 1984; and Vice President of Production of Producer Circle Co. from 1976 through 1981.

  SAIMA KHAN--Ms. Khan, President, Secretary, and Director of Mirage Collection, Inc., the Company's wholly-owned subsidiary, is the original founder of Mirage Collection Inc., and commenced full-time employment at Mirage Collection in 1992. Prior to that, Ms. Khan was employed in financial public relations.

TOTAL EXECUTIVE COMPENSATION

  The Company's Board of Directors authorized the compensation of several of its officers with restricted shares of the Company's Common Stock and options. The following officers of the Company receive the following annual cash salaries and other compensation:

                          SUMMARY COMPENSATION TABLE

                                                         AWARDS(2)
                                          --------------------------------------
NAME AND PRINCIPAL               ANNUAL   RESTRICTED STOCK      SECURITIES
POSITION                   YEAR SALARY(1)    AWARDS(3)     UNDERLYING OPTIONS(4)
------------------         ---- --------- ---------------- ---------------------
Najeeb U. Ghauri,
 President and Secretary
 of Mirage Holdings,
 Inc.....................  1997  $33,500      200,000              50,000
Gill Champion, Vice
 President and Chief
 Financial Officer of
 Mirage Holdings, Inc....  1997  $39,500       50,000              50,000
Saima Khan, President of
 Mirage Collection, Inc..  1997  $24,000        5,000                 -0-
All Officers as a Group
 (3 persons).............  1997  $97,000      255,000             100,000

--------
(1) No officers received or will receive any bonus or other annual compensation other than salaries during fiscal 1997. The table does not include any amounts for personal benefits extended to officers of the Company, such as the cost of automobiles, life insurance and supplemental medical insurance, because the specific dollar amounts of such personal benefits cannot be ascertained. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1996 did not exceed the lesser of $50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, $50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.
(2) No officers received or will receive any long term incentive plan (LTIP) payouts or other payouts during fiscal 1997.
(3) All stock awards are shares of Common Stock of the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

  The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       EMPLOYMENT AND RELATED AGREEMENTS

INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

  On April 1, 1997, the Company enacted an Incentive and Nonstatutory Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 500,000 option may be granted to purchase Common Stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which only may be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the Common Stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the Common Stock on the date it was reserved for issuance under the plan. Grants of options may be make to employees and consultants without regard to any performance measures. All options listed in the Summary Compensation Table were issued pursuant to the Plan. All options issued pursuant to the Plan vest over an 18 month period from the date of the grant per the following schedule: 33% of the Options vest on the date which is six months from the date of the grant; 33% of the Options vest on the date which is 12 months from the date of the grant; and 34% of the Options vest on the date which is 18 months from the date of the grant. All options issued pursuant to the Plan are nontransferable and subject to forfeiture. As of the date of this Prospectus, the Company had issued 120,000 Incentive Stock Options of which none have vested nor been exercised.

DIRECTORS COMPENSATION

  Directors of the Company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending Directors' Meetings. In addition, the Company has granted to its three directors 20,000 options to purchase common stock of the Company under the Company's Incentive and Nonstatutory Stock Option Plan each.

EMPLOYMENT AGREEMENTS

  The Company entered into an Employment Agreement with Saima Khan, President of Mirage Collection, Inc. on July 1, 1996. Ms. Khan commenced her employment with the Company in July, 1995. Pursuant to that Agreement, Ms. Khan receives a salary of $2,000 per month, a $500 monthly auto allowance, and is entitled to 20% of the net profits of Mirage Collection, Inc. on an annual basis. Ms. Khan shall also be granted stock options in the Company based on performance and profits generated at the discretion of the board of directors. To date, no such options have been granted. The Agreement is terminable at will by either party upon notice to the other and contains no severance provisions. An anti-competition clause is in effect for a period of six months after termination of the Agreement that Ms. Khan will not accept employment with any and all direct competitors of the Company.

  The Company entered into an Employment Agreement with Gill Champion, Vice President, and Chief Financial Officer of the Company on May 15, 1997. Mr. Champion commenced his employment with the company on February 17, 1997. Pursuant to his Employment Agreement, Mr. Champion receives initial compensation of $4,000 per month for four months or until the Company successfully completes its IPO (whichever occurs first) (the "Initial Compensation Term"), base compensation of $5,500 per month after the Initial Compensation Term, an award of 30,000 options to purchase common stock under the Company's Incentive and Nonstatutory Stock Option Plan, and is entitled to participate in all insurance and benefit plans which may be adopted by the Company. Mr. Champion's Employment Agreement is for a term of one year with an automatic extension of one year thereafter, unless either party elects to terminate the Agreement at that time. The Agreement is terminable at will by Mr. Champion or for cause by the Company. The Agreement contains no severance or anti-competition provisions.

  The Company entered into an Employment Agreement with Najeeb U. Ghauri, President and Secretary of the Company on May 15, 1997. Mr. Ghauri commenced his employment with the Company on February 17, 1997. Pursuant to his Employment Agreement, Mr. Ghauri receives initial compensation of $2,000 per month for four months or until the Company successfully completes its IPO (whichever occurs first) (the "Initial Compensation Term"), base compensation of $5,500 per month after the Initial Compensation Term, an award of 30,000 options to purchase common stock under the Company's Incentive and Nonstatutory Stock Option Plan, and is entitled to participate in all insurance and benefit plans which may be adopted by the Company. Mr. Ghauri's Employment Agreement is for a term of one year with an automatic extension of one year thereafter, unless either party elects to terminate the Agreement at that time. The Agreement is terminable at will by Mr. Ghauri or for cause by the Company. The Agreement contains no severance or anti-competition provisions.

                             CERTAIN TRANSACTIONS

  On February 26, 1997, Mirage Collection, Inc. issued an unsecured note to Manhattan West, Inc. in exchange for loans in the principal amount of $46,997. The note is due on February 26, 2000 and bears interest at the rate of 10% per annum. The note contains a conversion feature whereby Manhattan West, Inc. may, at any time, convert the balance due and owing to it into share of Common Stock of the Company at the rate of $0.50 per share. As of the date of this Prospectus, the balance due on the note is $46,997 plus accrued interest. Tarig Khan is the Managing Director of Manhattan West, Inc. and the brother of Saima Khan, President of Mirage Collection, Inc.

  In April 1996, Najeeb U. Ghauri loaned $10,000 to Mirage Collection, Inc. This sum is repayable to Mr. Ghauri upon demand without interest. Mr. Ghauri is President, Secretary, and a Director of Mirage Holdings, Inc. and Chief Financial Officer of Mirage Collection, Inc.

  The Company's management believes that the terms of these transactions are no less favorable to the Company than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

  The Company has agreed with certain state regulatory authorities that so long as the Company's securities are registered in such states, or one year from the date of this prospectus, whichever is longer, the Company will not make loans to its officers, directors, employees, or principal shareholders, except for loans made in the ordinary course of business, such as travel advances, expense account advances, relocation advances, or reasonable salary advances.

CONFLICTS OF INTEREST

  Other than as described herein, the Company is not expected to have significant further dealings with affiliates. However, if there are such dealings, the terms of such transactions will be no less favorable to the Company than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

  A director of the Company owes fiduciary duties to the Company which may conflict with other interests. The Company has not entered into any noncompete, confidentiality, or similar agreements with its directors. The fiduciary duties that directors owe to a Company include the duty not to withhold from the Company, or appropriate, any corporate opportunity which the Company may be able to exploit, the duty not to use for their personal benefit or the benefit of any other individual or entity any information not generally known which they acquire through their association with the Company, and in short, the duty to deal fairly with the Company. The Company's current director intends to submit to the Company any potential business they become aware of which may constitute a corporate opportunity to the Company. The Company's policy is that all transactions between the Company and any affiliates be on terms no less favorable to the Company than could be obtained from unafilliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of May 31, 1997 and as adjusted to reflect the sale of the Shares offered hereby by (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each officer of the Company, and (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is 225 Santa Monica Boulevard, Suite 410, Santa Monica, California, 90401.

                                                      PERCENTAGE BENEFICIALLY
                                                               OWNED
                                                     --------------------------
                                                               AFTER    AFTER
                                         NUMBER OF    BEFORE  MINIMUM  MAXIMUM
NAME                                     SHARES(1)   OFFERING OFFERING OFFERING
----                                     ---------   -------- -------- --------
Whittington Investments, Ltd............  895,000      51.1%    45.0%    42.8%
 Suite M2 Charlotte House
 P.O. Box N4825
 Nassau, Bahamas
Najeeb U. Ghauri........................  250,000(2)   13.9%    12.8%    11.7%
Damson Investments Limited .............  220,000(3)   11.5%    10.2%     7.1%
 P.O. Box N8318
 Nassau, Bahamas
Irfan Mustafa...........................  120,000(4)    6.8%     6.0%     5.7%
Gill Champion...........................  100,000(5)    5.6%     4.9%     4.7%
Saima Khan..............................    5,000        *        *        *
All officers and directors as a group
 (4 persons)............................  475,000      25.4%    22.5%    21.5%

--------
 *  Less than one percent

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Includes 50,000 options issued under the Company's stock option plan exercisable at $0.01 for five years from May 12, 1997.

(3) Includes 160,000 Bridge Warrants.

(4) Includes 20,000 options issued under the Company's stock option plan exercisable at $0.01 for five years from May 12, 1997.

(5) Includes 50,000 options issued under the Company's stock option plan exercisable at $0.01 for five years from May 12, 1997.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company consists of twenty-five million shares of Common Stock, no par value. The Company's Transfer Agent is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado, 80202.

  The following summary of certain terms of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and the provisions of applicable law.

UNITS

  The Company is offering a maximum of 342,857 Units and a minimum of 240,000 Units for $5.25 per Unit. Each Unit consists of one share of the Company's Common Stock and one warrant to purchase one share of the Company's Common Stock at an exercise price of $4.50 for a term of five years. The Warrants are detachable from the Units at the discretion of the Company.

COMMON STOCK

  As of the date of this Prospectus, there are 1,750,000 shares of Common Stock outstanding, and after completion of this Offering, 1,990,000 shares of Common Stock will be issued and outstanding if the minimum amount hereunder is sold and 2,092,857 shares of Common Stock if the maximum amount hereunder is sold (without giving effect to the exercise of any warrants). Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. At all elections of directors of the Company, each holder of stock possessing voting power is entitled to as many votes as equal to the number of his or her shares of stock multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he or she may see fit (cumulative voting). Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

WARRANTS

  As of the date of this Prospectus, there are 500,000 warrants outstanding (the "Private Placement Warrants"). These warrants were issued by the Company to private individuals in connection with the Company's Private Placement Bridge Financing commenced on April 10, 1997. The Private Placement Warrants are each exercisable for one share of Common Stock of the Company at $0.75 per share. The term of the Private Placement Warrants is five years from the date of issuance.

  The Company is also offering hereunder, as part of the Units, a minimum of 240,000 warrants and a maximum of 342,857 warrants (the "Warrants"). The Warrants are each exercisable for one share of Common Stock of the Company at $4.50 per share. The term of the Warrants is five years from the date of issuance.

  If the minimum amount is raised hereunder, the Company will have a total of 740,000 warrants outstanding. If the maximum amount is raised hereunder, the Company will have a total of 842,857 warrants outstanding.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have outstanding 1,990,000 shares of Common Stock if the minimum amount is sold hereunder and 2,092,857 shares if the maximum amount is sold hereunder (without giving effect to the exercise of any warrants). All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act.

  All of the 1,750,000 shares outstanding prior to this offering were shares issued by the Company and sold by the Company in private transactions in reliance on an exemption from registration. Accordingly, such shares are "restricted shares" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

  The Private Placement Stock and the shares underlying the Private Placement Warrants are being registered herein. Therefore, 500,000 shares of stock and 500,000 shares of stock issuable upon exercise of warrants will be freely tradeable upon the effective date hereof.

                                 UNDERWRITING

  The Underwriters named below, acting through Veera Capital, Inc. as Representative, have jointly and severally agreed, subject to the terms and conditions of the Underwriting Agreement, to offer to the public on a "best efforts, 240,000 Unit minimum, 342,857 Unit maximum" basis, at a price of $5.25 per Unit.

  The underwriters shall receive 10% commission for the sale of the securities.

  The Company has agreed to pay to the Representative at the closing of the Offering a non-accountable expense allowance of 3% of the aggregate public offering price to cover expenses incurred by the Representative in connection with this Offering.

  The Company has agreed with the Representative that, without the Representative's consent (which may not be unreasonably withheld), it will not issue any additional Common Stock between the effective date of this Offering and the expiration of 12 months thereafter if such issuance would cause any provision made in the Registration Statement to be materially misleading or would otherwise subject the Representative to any reasonable likelihood of liability under the Act.

  The directors, officers, and employees of the Company who are also shareholders of the Company have entered into a contractual agreement with Veera Capital, Inc. that restricts, for a period of 12 months from the effective date of the registration statement for the Units being offered hereby, their ability to sell the Common Stock beneficially owned by them including stock registered pursuant to any Form SB-2 Registration Statement.

  Prior to this Offering, there was no public securities market for the Company's Common Stock and the price of such securities may be volatile to a degree that might not occur in securities that are more widely held or more actively traded. The initial public offering price was negotiated by the Company and the Representative. In determining the offering price, the Representative considered, among other things, the business potential and earning prospects of the Company and prevailing market conditions.

  The Company has agreed to indemnify the Underwriters, any controlling person of an Underwriter, and other persons related to the Underwriters and identified in the Underwriting Agreement, against certain liabilities, including liabilities arising (i) under the Securities Act, (ii) out of any untrue statement or material fact contained in the Registration Statement, this Prospectus, any amendments thereto, and certain other documents, or (iii) out of any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless the statement or omission is made in reliance upon and in conformity with written information furnished to the Company or on behalf of the Underwriters for use in the document in which it was used.

  There is no assurance that all or any of the Units will be sold. If the Company fails to receive subscriptions for a minimum of 350,000 Units within 120 days from the date of this Prospectus (or 150 days if extended by the Company), the Offering will be terminated and any subscription payments received will be promptly refunded within 5 days to subscribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the minimum amount are received within such period, funds will not be returned to investors and the Company may continue the Offering until such period expires or subscriptions for all 500,000 Units have been received, whichever comes first.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Horwitz & Beam, Irvine, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Horwitz & Beam. Horwitz & Beam, Inc., a California corporation, is the owner of 9,500 shares of Private Placement Stock and 2,500 Private Placement Warrants.

                                    EXPERTS

  The Financial Statements of the Company for the period from July 1, 1995 to June 30, 1996, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Hoffski & Pisano, P.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The Financial Statements of the Company for the nine months ended March 31, 1997 included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Stonefield Josephson, Inc., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is not presently subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                         INDEX TO FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
NINE MONTHS ENDED MARCH 31, 1997
Accountants' Review Report.................................................  F-2
Financial Statements:
  Balance Sheet............................................................  F-3
  Statement of Operations..................................................  F-4
  Statement of Partners' Capital...........................................  F-5
  Statement of Cash Flows..................................................  F-6
  Notes to Financial Statements............................................  F-7
Accountants' Review Report on Supplemental Information.....................  F-9
Supplemental Information:
  Schedule of Net Sales and Cost of Sales.................................. F-10
  Schedule of Operating Expenses........................................... F-11
YEAR ENDED JUNE 30, 1996
Accountants' Review Report................................................. F-12
Financial Statements:
  Balance Sheet............................................................ F-13
  Statement of Operations.................................................. F-14
  Statement of Partners' Equity............................................ F-15
  Statement of Cash Flows.................................................. F-16
  Notes to Financial Statements............................................ F-17
Supplemental Information:
  Schedule of Revenue...................................................... F-18
  Schedule of General and Administrative Expenses.......................... F-19

                    REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
Mirage Collection (A Partnership)
Artesia, California

  We have reviewed the accompanying balance sheet of Mirage Collection (A Partnership) as of March 31, 1997, and the related statements of operations, partners' capital and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the Partners and management of Mirage Collection.

  A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.

ACCOUNTANCY CORPORATION

Santa Monica, California
May 28, 1997

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                                 BALANCE SHEET

                                 MARCH 31, 1997

                                ASSETS
                                ------
CURRENT ASSETS:
  Cash................................................................ $  2,437
  Inventory...........................................................   62,358
  Loan receivable.....................................................  110,000
                                                                       --------
    Total current assets.............................................. $174,795
Property, plant and equipment, net of accumulated depreciation........   42,521
Deposits..............................................................    3,730
                                                                       --------
                                                                       $221,046
                                                                       ========
                  LIABILITIES AND PARTNERS' CAPITAL
                  ---------------------------------
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............................... $ 23,205
  Notes payable, current portion......................................   55,111
  Loan payable........................................................  110,000
                                                                       --------
    Total current liabilities......................................... $188,316
Notes payable, less current portion...................................   31,258
Partners' capital.....................................................    1,472
                                                                       --------
                                                                       $221,046
                                                                       ========



 See accompanying accountants' review report and notes to financial statements.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                            STATEMENT OF OPERATIONS

                        NINE MONTHS ENDED MARCH 31, 1997

                                                               AMOUNT   PERCENT
                                                              --------  -------
Net sales.................................................... $158,144   100.0 %
Cost of sales................................................  116,313    73.5
                                                              --------   -----
Gross profit.................................................   41,831    26.5
Operating expenses...........................................  137,497    87.0
                                                              --------   -----
Net loss..................................................... $(95,666)  (60.5)%
                                                              ========   =====




 See accompanying accountants' review report and notes to financial statements.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                         STATEMENT OF PARTNERS' CAPITAL

                        NINE MONTHS ENDED MARCH 31, 1997

Beginning partners' capital........................................... $  9,266
Capital contribution..................................................   87,872
Net loss for the nine months ended March 31, 1997.....................  (95,666)
                                                                       --------
Balance at March 31, 1997............................................. $  1,472
                                                                       ========









 See accompanying accountants' review report and notes to financial statements.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                            STATEMENT OF CASH FLOWS

                        NINE MONTHS ENDED MARCH 31, 1997

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net loss.......................................................... $ (95,666)
  Adjustments to reconcile net loss to net cash provided by (used
   for) operating activities--depreciation.......................... $   7,254
  Changes in assets and liabilities:
   (Increase) decrease in assets:
    Accounts receivable.............................................     8,049
    Inventory.......................................................       257
  Increase (decrease) in liabilities--accounts payable and accrued
   expenses.........................................................   (11,437)
                                                                     ---------
        Total adjustments...........................................     4,123
                                                                     ---------
  Net cash used for operating activities............................   (91,543)
CASH FLOW USED FOR INVESTING ACTIVITIES:
  Payments to acquire property and equipment........................   (10,146)
  Payments on loan receivable.......................................  (110,000)
                                                                     ---------
        Net cash used for investing activities......................  (120,146)
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from notes payable.......................................    16,169
  Proceeds from loan payable........................................   110,000
  Proceeds from capital contribution................................    87,872
                                                                     ---------
        Net cash provided by financing activities...................   214,041
                                                                     ---------
Net increase in cash................................................     2,352
  Cash, beginning of period.........................................        85
                                                                     ---------
  Cash, end of period............................................... $   2,437
                                                                     =========



 See accompanying accountants' review report and notes to financial statements.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                       NINE MONTHS ENDED MARCH 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS ACTIVITY:

  The partnership is engaged in the retail clothing business for sale to the general public with two locations in Southern California.

USE OF ESTIMATES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS:

  For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less which are not securing any partnership obligations.

INVENTORY:

  Inventory, consisting principally of finished goods, is valued at the lower of cost (first-in, first-out) or market.

(2) LOAN RECEIVABLE:

  The loan receivable is a bridge loan to a product development company and is unsecured and bears interest at 10% per annum. The purpose of the loan is to provide bridge financing to an unrelated company. In the event of default there will be no obligation to repay the loan payable referred to in note 6.

(3) PROPERTY AND EQUIPMENT:

  A summary is as follows:

     Leasehold improvements............................................ $43,853
     Machinery and equipment...........................................   6,381
     Furniture and office equipment....................................   6,368
                                                                        -------
                                                                         56,602
     Less accumulated depreciation and amortization....................  14,081
                                                                        -------
                                                                        $42,521
                                                                        =======

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                        NINE MONTHS ENDED MARCH 31, 1997


(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

  A summary is as follows:

     Sales tax.......................................................... $ 9,756
     Month end bills....................................................   6,761
     Accrued interest...................................................   6,688
                                                                         -------
                                                                         $23,205
                                                                         =======

(5) NOTES PAYABLE:

     Notes payable to various individuals and entities with interest from 8% to 10%, unsecured.....................................  $ 86,369
     Less current portion...........................................   (55,111)
                                                                      --------
                                                                      $ 31,258
                                                                      ========

  Interest on these obligations amounted to $5,202 for the nine months ended March 31, 1997 and is included in accrued interest.

(6) LOAN PAYABLE:

  The loan payable is secured by the bridge loan receivable from the product development company (referred to in note 2) and bears interest at 10% per annum.

(7) COMMITMENTS:

  The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of March 31, 1997:

     Year ending June 30, 1997........................................ $ 38,633
       1998...........................................................   51,510
       1999...........................................................   51,510
       2000...........................................................   38,710
       2001...........................................................   12,018
                                                                       --------
                                                                       $192,381
                                                                       ========

  Rent expense amounted to $32,573 for the nine months ended March 31, 1997.

                    REPORT OF CERTIFIED PUBLIC ACCOUNTANTS

To the Partners
Mirage Collection (A Partnership)
Artesia, California

  The supplemental information for the nine months ended March 31, 1997, contained on pages 9 and 10, is presented only for supplementary analysis purposes and is the representation of the partners and management of Mirage Collection (A Partnership). Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made to the supplemental information in order for it to be in conformity with generally accepted accounting principles.

/s/ Stonefield Josephson, Inc.

ACCOUNTANCY CORPORATION

Santa Monica, California
May 28, 1997

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                    SCHEDULE OF NET SALES AND COST OF SALES

                        NINE MONTHS ENDED MARCH 31, 1997


     SALES...........................................................  $161,125
       Returns, allowances and discounts.............................     2,981
                                                                       --------
                                                                       $158,144
                                                                       ========
     COST OF SALES:
       Beginning inventory...........................................  $ 62,615
       Purchases.....................................................   114,597
       Other costs...................................................     1,459
                                                                       --------
                                                                        178,671
     Ending inventory................................................    62,358
                                                                       --------
                                                                       $116,313
                                                                       ========


    See accompanying accountants' review report on supplemental information.

                               MIRAGE COLLECTION
                                (A PARTNERSHIP)

                         SCHEDULE OF OPERATING EXPENSES

                        NINE MONTHS ENDED MARCH 31, 1997

                                                                 AMOUNT  PERCENT
                                                                -------- -------
Salaries....................................................... $  1,520   1.0%
Payroll taxes..................................................      181    .1
Accounting.....................................................    3,325   2.1
Advertising....................................................    3,276   2.1
Alarm..........................................................       26
Alterations....................................................      851    .5
Bank service charge............................................    1,527   1.0
Computer services..............................................       69
Credit card expenses...........................................    1,102    .7
Deprecation....................................................    7,254   4.6
Discounts--merchant............................................      832    .5
Equipment rental...............................................      342    .2
Freight........................................................    4,118   2.6
Insurance......................................................    2,079   1.3
Interest.......................................................    5,202   3.3
Office supplies and expense....................................    4,448   2.8
Outside labor..................................................   46,466  29.4
Postage........................................................      446    .3
Printing.......................................................      548    .3
Rent...........................................................   32,573  20.6
Repairs and maintenance........................................       18
Security.......................................................      560    .4
Show expense...................................................    1,425    .9
Tax and license................................................      125    .1
Telephone......................................................    8,330   5.3
Travel and entertainment.......................................    8,474   5.4
Utilities......................................................    2,380   1.5
                                                                --------  ----
                                                                $137,497  87.0%
                                                                ========  ====


    See accompanying accountants' review report on supplemental information.

                         INDEPENDENT AUDITORS' REPORT

To The Partners
Mirage Collection
Artesia, California

  We have audited the accompanying balance sheet of Mirage Collection, a Partnership, as of June 30, 1996, and the related statements of operations, partnership equity, and cash flows for the twelve month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mirage Collection at June 30, 1996, and the results of its operations and its cash flows for the twelve month period then ended in conformity with generally accepted accounting principles.

  Our examination was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information on pages 9-11, is presented for purposes of additional information and is not a required part of the basic financial statements. Such information has been subjected to auditing procedures applied in the examination of the basic financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ HOFFSKI & PISANO, P.C.
Irvine, California
September 30, 1996

                        MIRAGE COLLECTION, A PARTNERSHIP

                                 BALANCE SHEET

                                 JUNE 30, 1996

                                ASSETS
                                ------
CURRENT ASSETS:
  Cash................................................................ $     85
  Accounts Receivable.................................................    8,049
  Inventory...........................................................   62,615
                                                                       --------
    Total Current Assets..............................................   70,749
PROPERTY, PLANT, AND EQUIPMENT, AT COST:
  Equipment...........................................................    5,191
  Furniture And Fixtures..............................................      703
  Leasehold Improvements..............................................   40,562
                                                                       --------
    Total Property, Plant, And Equipment..............................   46,456
    Less Accumulated Depreciation (Note A)............................   (6,827)
                                                                       --------
    Net Property, Plant, And Equipment................................   39,629
                                                                       --------
OTHER ASSETS:
  Deposits............................................................    3,730
                                                                       --------
    Total Other Assets................................................    3,730
                                                                       --------
    Total Assets...................................................... $114,108
                                                                       ========
                   LIABILITIES AND PARTNERS' EQUITY
                   --------------------------------
CURRENT LIABILITIES:
  Bank Overdraft...................................................... $ 14,664
  Accounts Payable....................................................   12,848
  Accrued Expenses....................................................    5,640
  Interest Payable....................................................    1,490
  Notes Payable (Note B)..............................................   70,200
                                                                       --------
  Total Current Liabilities...........................................  104,842
                                                                       --------
  Partners' Equity....................................................    9,266
                                                                       --------
  Total Liabilities and Partners' Equity.............................. $114,108
                                                                       ========

            See accompanying notes and independent auditors' report.

                        MIRAGE COLLECTION, A PARTNERSHIP

                            STATEMENT OF OPERATIONS

                          FOR YEAR ENDED JUNE 30, 1996

Sales................................................................ $199,230
Costs of Sales
  Beginning Inventory................................................    5,000
  Purchases..........................................................  217,058
  Customs............................................................      907
  Less: Ending Inventory.............................................  (62,615)
                                                                      --------
    Total Costs of Sales.............................................  160,350
                                                                      --------
Gross Profit.........................................................   38,880
General & Administrative Expenses....................................   97,192
                                                                      --------
Income From Operations...............................................  (58,312)
Other Income (Expense):
  Interest Expense...................................................   (4,000)
  Interest Income....................................................       17
                                                                      --------
    Total Other Income (Expense).....................................   (3,983)
                                                                      --------
Net Income/(Loss).................................................... $(62,295)
                                                                      ========


            See accompanying notes and independent auditors' report

                        MIRAGE COLLECTION, A PARTNERSHIP

                         STATEMENT OF PARTNERS' EQUITY

                          FOR YEAR ENDED JUNE 30, 1996

BEGINNING PARTNERS' EQUITY............................................ $  5,950
  Capital Contributions...............................................   65,611
  Net Loss............................................................  (62,295)
                                                                       --------
ENDING PARTNERS' EQUITY............................................... $  9,266
                                                                       ========



            See accompanying notes and independent auditors' report

                        MIRAGE COLLECTION, A PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                                 JUNE 30, 1996

CASH FLOWS USED IN OPERATING ACTIVITIES:
Net Loss............................................................ $ (62,295)
  Non Cash Items Included In Net Loss:
    Depreciation....................................................     6,827
  Changes In:
    Accounts Receivable.............................................    (8,049)
    Inventory.......................................................   (57,615)
    Deposits........................................................    (3,730)
    Accounts Payable................................................    12,848
    Accrued Expenses................................................     5,640
    Interest Payable................................................     1,490
                                                                     ---------
      Net Cash Used In Operating Activities.........................  (104,884)
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of Fixed Assets..........................................   (46,406)
                                                                     ---------
      Net Cash Used In Investing Activities.........................   (46,406)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes Payable.....................................................    70,200
  Capital Contributions.............................................    65,611
                                                                     ---------
      Net Cash From Financing Activities............................   135,811
                                                                     ---------
      Net Change In Cash............................................   (15,479)
Cash at Beginning of the Year.......................................       900
                                                                     ---------
Cash at End of the Year............................................. $ (14,579)
                                                                     =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid..................................................... $   2,510
                                                                     =========
  Income Taxes Paid................................................. $       0
                                                                     =========


            See accompanying notes and independent auditors' report

                       MIRAGE COLLECTION, A PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(1) NATURE OF BUSINESS

  Mirage Collection, A Partnership is engaged in the retail clothing business. The Company's financial statements are presented in accordance with generally accepted accounting principles.

(2) BASIS OF ACCOUNTING

  The Company uses the accrual method of accounting for financial statement purposes. Revenue is recognized at the point of sale.

(3) PROPERTY, PLANT, AND EQUIPMENT

  Depreciable assets are stated at cost; major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. For financial statement purposes, assets are depreciated using the straight line method of depreciation over lives of five to seven years.

(4) INVENTORY

  Inventory consists primarily of clothing garments held for resale and are valued at the lower of actual cost or market. Cost is determined by specific identification of each unit.

(5) USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B: NOTES PAYABLE

  Notes Payable consists of four notes to various individuals all maturing within the next six months. Interest has been accrued in accordance with the terms of the loan agreements.

NOTE C: COMMITMENTS

  The Company leases its store facilities under a five-year operating lease for $3,200 per month. The lease expires on August 31, 2000 and requires minimum annual lease rentals as follows:

      1996-97.......................................................... $ 38,400
      1997-98..........................................................   38,400
      1998-99..........................................................   38,400
      1999-00..........................................................   38,400
      2000.............................................................    6,400
                                                                        --------
                                                                        $160,000
                                                                        ========

  Rent expense for the year ended June 30, 1996 totaled $28,800.

                        MIRAGE COLLECTION, A PARTNERSHIP

                              SCHEDULE OF REVENUE

                          FOR YEAR ENDED JUNE 30, 1996

REVENUE:
  Sales Revenue....................................................... $204,482
  Less: Sales Returns.................................................   (5,252)
                                                                       --------
TOTAL REVENUE......................................................... $199,230
                                                                       ========

                        MIRAGE COLLECTION, A PARTNERSHIP

                 SCHEDULE OF GENERAL & ADMINISTRATIVE EXPENSES

                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1996

GENERAL & ADMINISTRATIVE EXPENSES:
  Advertising........................................................... $ 6,315
  Alterations...........................................................     292
  Bad Debt..............................................................   1,869
  Bank Charges..........................................................     389
  Commissions...........................................................      75
  Contributions.........................................................      50
  Credit Card Expense...................................................   1,321
  Depreciation..........................................................   6,827
  Dues & Subscriptions..................................................     155
  Entertainment.........................................................      95
  Exhibition............................................................  13,687
  Freight...............................................................      38
  Insurance.............................................................   1,891
  Miscellaneous.........................................................     336
  Office Expenses.......................................................     263
  Office Supplies.......................................................   2,846
  Outside Services......................................................   5,205
  Postage...............................................................      53
  Printing..............................................................     755
  Rent..................................................................  28,800
  Repairs & Maintenance.................................................     262
  Tax & License.........................................................     109
  Telephone.............................................................   3,973
  Travel................................................................  19,760
  Utilities.............................................................   1,826
                                                                         -------
    Total General & Administrative Expenses............................. $97,192
                                                                         =======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE ORDINARY SHARES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    4
Dilution..................................................................    8
Comparative Data..........................................................    9
Use of Proceeds...........................................................   10
Dividend Policy...........................................................   10
Capitalization............................................................   11
Selected Financial Data...................................................   12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   13
Business of the Company...................................................   15
Management................................................................   20
Employment and Related Agreements.........................................   21
Certain Transactions......................................................   23
Principal Shareholders....................................................   24
Description of Securities.................................................   25
Shares Eligible for Future Sale...........................................   26
Underwriting..............................................................   27
Legal Matters.............................................................   27
Experts...................................................................   28
Additional Information....................................................   28
Index to Financial Statements.............................................  F-1

                               -----------------

  UNTIL                 ,      (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      342,857 UNITS, EACH UNIT CONSISTING
                       OF ONE SHARE OF COMMON STOCK AND
                       ONE WARRANT TO PURCHASE ONE SHARE
                           OF COMMON STOCK FOR $4.50

                                $5.25 PER UNIT

                             MIRAGE HOLDINGS, INC.

                               -----------------

                                  PROSPECTUS

                               -----------------

                              VEERA CAPITAL, INC.

                                      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             MIRAGE HOLDINGS, INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee.................................................. $  1,845
NASD Fee..............................................................      680
Accounting Fees and Expenses..........................................   10,000
Legal Fees and Expenses...............................................   50,000
Printing Expenses.....................................................   10,000
Blue Sky Fees and Expenses............................................   10,000
Underwriters' Non-accountable Expense Allowance.......................   37,500
Miscellaneous.........................................................      975
                                                                       --------
  Total............................................................... $121,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  On April 10, 1997, the Company commenced a private placement (the "Private Placement") of 500,000 shares of the Company's common stock at a purchase price of $0.50 (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $0.75 for a term of five years at a purchase price of $0.10 (the "Private Placement Warrants"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The Private Placement Stock and the Common Stock underlying the Private Placement Warrants are being registered herein. The offering generated net proceeds of approximately $300,000.

ITEM 27. EXHIBITS

 EXHIBIT
 -------
  1.1    Underwriting Agreement (form)
  1.2    Agreement Among Underwriters (form)
  3.1    Articles of Incorporation of Mirage Holdings, Inc., a Nevada
         corporation, dated March 18, 1997.
  3.2    Bylaws of Mirage Holdings, Inc., dated March 18, 1997
  4      Lock-Up Agreement (form)
  5      Opinion of Horwitz & Beam
 10.1    Employment Agreement, dated July 1, 1996, between Mirage Collection,
         Inc., and Saima Khan
 10.2    Lease Agreement, dated August 1, 1995
 10.3    Lease Agreement, dated September 19, 1996*
 10.4    Lease Agreement, dated March 12, 1997*
 10.5    Company Stock Option Plan, dated April 1, 1997
 10.6    Employment Agreement, dated May 15, 1997 between Mirage Holdings, Inc.
         and Najeeb U. Ghauri*
 10.7    Employment Agreement, dated May 15, 1997 between Mirage Holdings, Inc.
         and Gill Champion*
 24.1    Consent of Horwitz & Beam (included in their opinion set forth in
         Exhibit 5 hereto)
 24.2    Consent of Hoffski & Pisano, P.C.
 25      Power of Attorney (see signature page)
 28      Specimen of Common Stock Certificate of Mirage Holdings, Inc.

--------
* To be filed by Amendment

ITEM 28. UNDERTAKINGS

  The undersigned registrant hereby undertakes to:

  (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities
  Act;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

  For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Santa Monica, State of California on June 5, 1997.

                                          MIRAGE HOLDINGS, INC.

                                                    /s/ Najeeb U. Ghauri
                                          By: _________________________________
                                                Najeeb U. Ghauri, President

                               POWER OF ATTORNEY

  Each person whose signature appears appoints Najeeb U. Ghauri and Gill Champion, in the alternative, as his agents and attorneys-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

        /s/ Najeeb U. Ghauri         President, Secretary,            June 5, 1997
____________________________________  Director
          Najeeb U. Ghauri

         /s/ Gill Champion           Vice President, Chief            June 5, 1997
____________________________________  Financial Officer, Director
           Gill Champion

         /s/ Irfan Mustafa           Director                         June 5, 1997
____________________________________
           Irfan Mustafa
